Exhibit (d)(1)

THE 787 FUND, INC.

INVESTMENT ADVISER’S AGREEMENT

THIS AGREEMENT, made this 26th day of July 2007, is by and between The 787 Fund, Inc., a Maryland corporation (hereinafter referred to as “Corporation”), and Enterprise Capital Management, Inc., a Georgia corporation (hereinafter referred to as the “Adviser”).

WITNESSETH THAT:

In consideration of the mutual covenants herein contained, the Corporation and the Adviser agree as follows:

(1) The Corporation hereby employs the Adviser to act as the Investment Adviser of the Corporation, and in addition to render certain other services to the Corporation, all as set forth herein. The Adviser hereby accepts such employment and agrees to perform such services on the terms set forth, and for the compensation herein provided.

(2) The Adviser will furnish each series (“Fund”) of the Corporation advice with respect to the investment and reinvestment of the assets of each Fund of the Corporation in accordance with the investment objectives of each such Fund as set forth in any currently effective registration statement with the Securities and Exchange Commission (the “SEC”) with respect to securities of the Corporation.

(3) In carrying out its duties hereunder, it is contemplated that the Adviser will select and employ sub-adviser Fund Managers for the respective Funds of the Corporation, subject to compliance with the provisions of Section 15 of the Investment Company Act of 1940, as amended.

(4) The Adviser will provide oversight and management services to the Fund, which will include, but not be limited to, (i) supervising the sub-adviser’s compliance with federal and state regulations, including the Investment Company Act, (ii) evaluating sub-adviser’s performance, (iii) analyzing the composition of the investment portfolios of each Fund of the Fund and preparing reports thereon for the Board or any committee of the Board, (iv) evaluating each Fund’s performance in comparison to similar mutual funds and other market information, (v) conducting searches, upon request of the Board, for a replacement for any sub-adviser then serving the Fund, and (vi) preparing presentations to shareholders which analyze the Fund’s overall investment program and performance.

(5) The Adviser will for all purposes herein be deemed to be an independent contractor. The Adviser has no authority to act for or represent The Corporation in any way and is not an agent of the Corporation.

(6) The Adviser will, at its own expense, furnish to the Corporation directly or through any of the Adviser’s subsidiaries, office facilities, including space, furniture and equipment, and, to the extent that such services are not being provided by others under contract with The Corporation, personnel for the managing of the affairs of, servicing the investment of, and keeping the books and records of the Corporation, including clerical, research, statistical and investment work, but not including duties or services which are customarily performed for an open-end management investment company by its Board of Directors, custodian, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel.

Personnel provided shall be persons satisfactory to the Board of Directors of the Corporation to serve as officers of the Corporation, including a President, one or more Vice Presidents, a Secretary, a Treasurer and such additional officers and employees as may reasonably be necessary for the execution of its duties under this Agreement.

The personnel and facilities furnished as aforesaid shall be subject to the control and direction of the Board of Directors of The Corporation. Such personnel shall be employees of the Corporation notwithstanding that some or all of their compensation and expenses of their employment may be paid by the Adviser.

(7) It is understood that the Adviser does not, by this Agreement, undertake to assume or pay any costs or expenses of the Corporation except those specifically stated herein to be payable by the Adviser. In connection therewith, the Adviser understands that the Corporation pays and shall continue to pay the following expenses (which shall not be a limiting statement of such expenses):

(a) The fees, compensation and traveling expenses of the Directors of the Corporation,

(b) Telephone, telegraphic and postage expenses related to communications between Directors and officers of the Corporation, other than those provided by the Adviser,

(c) The fees of any custodian, transfer agent, registrar of dividend disbursing agent of the Corporation,

(d) Compensation of the Corporation’s auditors and counsel, including compensation and costs relating to litigation,

(e) Franchise, income and original issue taxes relating to the Corporation and its securities,

(f) Fees and legal expenses incurred in qualifying the shares of the Corporation for sale with any state regulatory agency in the several states, and the fees and expenses of maintaining, renewing, increasing or amending such qualification,

(g) Insurance premiums or interest on indebtedness,

(h) Association dues,

(i) Fees and expenses involved in registering and maintaining registrations of the Corporation and of its shares with the SEC, including the preparation and printing of prospectuses,

(j) Costs of printing and mailing reports to shareholders, proxy statements, dividends notices and other communications to shareholders, as well as all expenses of shareholders and Directors meetings,

(k) Cost of printing of stock certificates,

(l) Broker’s commissions and issue and transfer taxes chargeable to the Corporation in connection with securities transactions to which The Corporation is a party, and

(m) Business licenses, intangible and franchise taxes.

Costs relating to the Corporation’s dividends and capital gains reinvestment program and other shareholder plans will not be borne by the Corporation except to the extent of the normal cost to the Corporation of issuing shares. All other costs relating to such programs and plans will be borne by the Adviser.

(8) The Corporation agrees to pay the Adviser for its services and facilities to be furnished under this Agreement, within 15 days after the close of each calendar month after the effective date of this Agreement, the amounts equal to the percentages of the average of the daily closing net asset values of the respective Funds of the Corporation that are set forth in Schedule A hereto. Subject to the requirements of Section 15 of the Investment Company Act of 1940, Schedule A may be amended from time to time by agreement between the Corporation and the Adviser with respect to existing Funds of the Corporation or as new Funds are added to The Corporation.

(9) The services of the Adviser hereunder are not to be deemed to be exclusive, and the Adviser is free to render services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Adviser of its responsibilities hereunder, it is agreed that the Adviser may employ others to furnish factual information, economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder.

(10) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be liable to the Corporation or to any shareholder or shareholders of the Corporation for any mistake of judgement, act or omission in the course of, or connected with, the services to be rendered by the Adviser hereunder.

(11) Subject to and in accordance with the articles of incorporation and by-laws of the Corporation and of the Adviser, it is agreed that the Directors, officers, employees and shareholders of the Corporation are or may become interested in the Adviser as Directors, officers, employees, shareholders or otherwise, and that Directors, officers, employees and shareholders of the Adviser are or may become similarly interested in the Corporation and that the Adviser may be or become interested in the Corporation as a shareholder, or otherwise.

(12) The Adviser will not take, and it will take necessary steps to prevent its officers and directors from taking, at any time, a short position in any shares of the Corporation. The Adviser also will cooperate with the Corporation in adopting a written policy prohibiting insider trading with respect to the Corporation Fund transactions.

(13) In connection with the management of the investment and reinvestment of the assets of the Corporation and subject to review by the Corporation’s Board of Directors, the Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for each Fund of the Corporation and, at its option, at all times or from time to time to permit the respective Fund Managers to make such selections, subject to the review of the Adviser. In connection with such activity, the Adviser is directed to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of Fund securities for the Corporation. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Corporation, its Funds and its shareholders, the Adviser shall have the right, subject to the control of the Board of Directors of the Corporation, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Corporation.

With respect to Section 17(e) of the Investment Company Act of 1940 and Section 11(a) of the Securities Exchange Act of 1934, the Corporation hereby expressly consents and agrees that any associated person of the Adviser may effect securities transactions on any exchange of which such associated person is a member, and that the Adviser and such associated person may receive or retain compensation in connection therewith.

On occasions when the Adviser deems the purchase or sale of a security or other investment to be in the best interest of any Fund of the Corporation as well as other Funds of the Corporation, the Adviser may, to the extent permitted by applicable law and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner that it considers to be the most equitable and consistent with its fiduciary obligations to the Corporation and each of its Funds.

(14) The Corporation may terminate this Agreement by sixty days written notice to the Adviser at any time, without the payment of any penalty, by vote of the Corporation’s Board of Directors, or by vote of a majority of its outstanding voting securities, and the Adviser may terminate this Agreement by sixty days written notice to the Corporation, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the Investment Company Act of 1940, in which event this Agreement shall remain in full force and effect.

(15) Subject to prior termination as provided above, this Agreement shall continue in force from the date of execution, and from year to year thereafter, if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Directors of the Corporation, including a majority of those directors who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Corporation; and (2) is specifically approved at least annually by the vote of a majority of directors of the Corporation who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

(16) This Agreement may be amended at any time by mutual consent of the parties; provided, that such consent on the part of the Corporation shall have been approved by a vote of the majority of the outstanding voting securities of the Corporation; but further provided, that this limitation shall not prevent any minor amendments to the Agreement which may be required by federal or state regulatory bodies, which amendments may be made without shareholder approval.

(17) The terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested persons,” when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

ATTEST:		THE 787, INC.

By:	/s/ Patricia Louie	By:	/s/ Steven M. Joenk
	Vice President and Patricia Louie Secretary		Steven M. Joenk President and Chief Executive Officer

ATTEST:		ENTERPRISE CAPITAL MANAGEMENT, INC.

By:	/s/ Patricia Louie	By:	/s/ John A. Schilt, Jr.
	Patricia Louie Assistant Secretary		John A. Schilt President

SCHEDULE A TO

THE 787 FUND, INC.

INVESTMENT ADVISER’S AGREEMENT

The Corporation shall pay the Adviser, at the end of each calendar month, compensation computed at an annual rate equal to the following:

Fund Name	First $1 billion	Next $1 billion	Next $3 billion	Next $5 billion	Thereafter
AXA Enterprise Mergers and Acquisitions Fund	0.880%	0.855%	0.830%	0.805%	0.780%